Exhibit 99.1

Public relations contact
Ashley Levine
aslevine@adobe.com

Investor relations contact
Jonathan Vaas
ir@adobe.com

FOR IMMEDIATE RELEASE

Adobe Appoints David Wadhwani as Executive Vice President and Chief Business Officer of Its Digital Media Business

SAN JOSE, Calif. — June 2, 2021 — Adobe (Nasdaq:ADBE) today announced the appointment of David Wadhwani as executive vice president and chief business officer, Digital Media. In this role, Wadhwani will be responsible for the success of Adobe’s global Digital Media business across Adobe Creative Cloud and Adobe Document Cloud, including all product marketing, strategic partnerships, customer support and go-to-market across geographies, working closely with the Digital Media Product organizations. He will report directly to Adobe president and CEO Shantanu Narayen. Wadhwani previously served as senior vice president and general manager of Adobe’s Digital Media business from 2010 to 2015.
Everyone has a story to tell, and Creative Cloud is providing everyone, from the student to the most demanding professional, with the tools, platform and community to create and amplify their stories. In a world where work needs to be done from anywhere and with anyone, Document Cloud is accelerating document productivity, redefining how people view, edit, share, scan and sign documents across every surface.
By delivering continuous product innovation, executing a rigorous data-driven digital business and expanding into new categories, geographies and customer segments, Creative Cloud and Document Cloud target an addressable market that Adobe estimates to be approximately $62 billion by 2023.
“We’re thrilled to welcome David back to Adobe to lead our Digital Media business. He is a transformational leader with an exceptional record of operational excellence, innovation and growth,” said Shantanu Narayen, president and CEO, Adobe. “David’s extensive experience, impressive track record and passion for Adobe and our customers make him the ideal choice to lead the explosive creativity and document categories through their next phase of growth.”
“I’m excited to return to Adobe at a time when digital content is becoming the foundation of expression and engagement for everyone, from individual artists, storytellers and business owners, to the largest global brands,” said David Wadhwani. “Creative Cloud and Document Cloud are helping millions around the world express themselves and digitize their workflows in innovative ways. The tailwinds in Adobe’s Digital Media business are immense, and I look forward to leveraging this moment to deliver even more value to our customers.”
Wadhwani returns to Adobe from Greylock Partners where he is a Venture Partner. Prior to joining Greylock, he was president and CEO of AppDynamics, leading the company as it transformed to a SaaS-first business and grew annual recurring revenue approximately 10 times in four years. Cisco acquired AppDynamics in 2017 for nearly $4 billion.

As senior vice president and general manager of Adobe’s Digital Media business from 2010 to 2015, Wadhwani played an instrumental role in advancing the company’s category leadership, expanding into new markets and contributing to its successful transformation to a cloud-based subscription business. He joined Adobe in 2005 through the company’s acquisition of Macromedia, Inc., where he had been vice president of developer products. Wadhwani holds a bachelor’s degree in computer science from Brown University and serves on the Brown computer science department advisory board. David is on the digital advisory board for the Metropolitan Museum of Art and on the Board of Trustees for StoryCorps and the Fine Arts Museums of San Francisco.

About Adobe
Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.

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